Exhibit 10.14

September 9, 2011

To: Michael Fox

Dear Michael,

Congratulations! I am pleased to extend to you our offer to join Orchard Supply Hardware (“Orchard” or “Company”) as Senior Vice President - General Counsel. This letter serves as confirmation of our offer. Some key elements of the offer are as follows:

•	Your start date will be October 3, 2011.

•	Base salary at an annual rate of $280,000, paid bi-weekly and in arrears, with periodic increases based on your performance.

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In addition to your base salary, you will receive a sign-on bonus of $50,000 (net of applicable taxes). This will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with the Company or are terminated by the Company for misconduct or integrity issues within twenty four (24) months of your start date, you will be required to repay this amount to the Company according to the following (a) if such termination occurs within the first twelve (12) months of your employment, you will be required to repay 100% of the money and (b) if such termination occurs after the twelfth (12th) month and before the twenty-fifth (25th) month of employment, you will be required to repay 50% of the total to the Company. Repayment is due within thirty (30) days of your last day worked.

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One way we reward great company and individual performance is through our annual incentive plan. You will be eligible for an annual target incentive opportunity of 50% of your base salary. Your award for fiscal year 2011 will be prorated based on your start date. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed on the payment date.

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The Company shall recommend to the committee that administers the Company’s stock incentive plan that you be granted, as soon as approved by the committee after your start date, three (3) separate grants of options to purchase a total of 8017 shares of the Company’s Class B common stock, subject to the terms of a Stock Option Agreement to be entered into between you and the Company.

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We also understand how important it is to get away from work from time to time, so you are eligible to receive twenty-four (24) days of paid vacation, which will be prorated this year based on your actual start date.

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During the course of your employment, you will be entitled to participate in a variety of benefits available to salaried associates, including medical, dental and long-term disability. Your benefits coverage will begin on your first day of employment provided you enroll within your eligibility period. You will also be eligible to begin participation in the 401(k) savings plan on the first day of the third month following your date of hire. The Company expects to continue its benefit programs, but reserves the right to modify, amend or terminate any or all of the benefit programs at any time.

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You will be required to sign an Executive Severance Agreement. If your employment with Orchard is terminated by Orchard (other than for cause, death or total and permanent disability) or by you for Good Reason (as such capitalized terms are defined in the Executive Service Agreement), you will receive six (6) months of pay continuation equal to your base salary at time of termination, subject to mitigation. Under the Executive Severance Agreement, you agree, among other things, not to solicit employees for a period of six (6) months of your termination and not to disclose confidential information. The non-solicitation and non-disclosure provisions apply regardless of whether you are eligible for severance benefits under this agreement, and the terms of this offer letter are conditioned upon your signing this agreement.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and your performing the contemplated services does not and will not conflict with or result in any breach of default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction.

This offer is also contingent upon satisfactory completion of a background check, a drug test (to be taken within 48 hours from the time the drug test is scheduled) and employment verification. On your first day of work, you must present documentation to establish your identity and employment eligibility to work in the United States. This documentation will be used to complete the legally required I-9 for the United States Citizenship and Immigration Services.

Michael, we are looking forward to you joining our team. I am confident that you will make an important contribution to the success of Orchard Supply Hardware. Please confirm your acceptance of this offer by signing and returning this offer letter no later than September 16, 2011 to Dave Bogage in PDF format via email at dave.bogage@osh.com or via confidential fax at (408) 361-3007. If you need additional information or clarification, please call.

Sincerely,

Dave Bogage

SVP, Human Resources

Orchard Supply Hardware

Accepted	/s/ Michael Fox	Date 9/10/11
Michael Fox